Exhibit 10.26

September 25, 2006

Mr. Ben Tsai

Dear Ben:

I am pleased to offer you the opportunity and challenge to join the KLA-Tencor team. As Executive Vice President, Technical and Business Development, you will work under my direction. The details of your employment offer are as follows:

SALARY: $14,423.08 bi-weekly, equivalent to $375,000.00 annually.

RESTRICTED STOCK UNITS: It will be recommended at the next Board of Director’s meeting, pursuant to the Company 2004 Equity Incentive Plan, that you be granted 50,000 Restricted Stock Units (RSUs) of KLA-Tencor stock per the company’s normal vesting schedule (50% two years from the date of grant and the remaining 50% to vest four years from the date of grant by The Board of Director’s).

MANAGER’S INCENTIVE BONUS: You will be eligible to receive up to 70% of your annual salary, paid on an annual basis, as an incentive bonus based on performance to plans established at the beginning of each fiscal year. You will also be eligible to participate in the Outstanding Corporate bonus plan with an annual payout of up to 70% of your base salary. You must be an employee on the date of payout to be eligible to receive bonus payout(s).

HIRING BONUS*: You will receive $800,000.00 as a hiring bonus which will be paid 25% per year on your anniversary date of re-hire. You will receive the first $200,000.00 payment within thirty days following your first year anniversary date.

FINANCIAL PLANNING: You will receive up to $20,000.000 per year in financial planning through our provider AYCO, pursuant to approval by the Board of Director’s.

FOCAL POINT REVIEW PROGRAM: Employee performance is measured and evaluated based on KLA-Tencor’s fiscal year on a prorated basis with an effective date in September.

The Immigration Law, effective November 6, 1986, requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate regional documentation on your first day of work.

Ben, I am convinced that you will be an extremely valuable asset to KLA-Tencor and hope you will find many opportunities to grow both professionally and personally.

This offer is contingent upon completion of a satisfactory background and reference check, and it will expire on 9/29/06. To indicate acceptance of this employment offer, please sign both copies of this letter, keep one for your records, and return one in the enclosed self-addressed envelope.

You should be aware that your employment with KLA-Tencor is at will. Therefore, you are free to resign at any time, for any reason or for no reason. Similarly, KLA-Tencor is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and KLA-Tencor agree that any such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05 (the ‘Rules’) and pursuant to the Federal Arbitration act. KLA-Tencor will pay the costs as provided in the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.

If you have any questions concerning this offer of employment, please feel free to contact me. We look forward to you joining KLA-Tencor.

NOTE: This offer letter, executed as of the dates below, amends and restates the offer letter to you issued as of the date first written above and originally executed by you as of October 13, 2006. This amendment and restatement is solely to delete your home address for purposes of filing this offer letter agreement as an exhibit to the Company’s Form 10-K. All other terms remain in full force and effect as of the original date.

Sincerely,

/s/ Rick Wallace
Rick Wallace Chief Executive Officer KLA-Tencor Corporation

Acceptance & Acknowledgment:

I agree to and accept employment with KLA-Tencor Corporation on the terms and conditions set forth in this letter.

Accepted by:	Date:	Start Date:

/s/ Ben Tsai	January 23, 2007	October 13, 2006

Enclosures

*In the event your employment with KLA-Tencor ends within two (2) years of your start date, either voluntarily or for cause other than a reduction in force, before you have completely earned all of the advanced amounts, you will be required to immediately reimburse KLA-Tencor, on a pro-rata basis, such advanced amounts including but not limited to any hiring related compensation, relocation and/or benefits disbursed to you directly or paid on your behalf when you were hired. You agree that KLA-Tencor may withhold the unearned advanced amount from your final paycheck up to the maximum amount permitted by law. In the event that the unearned amount is not fully repaid upon issue of your final paycheck, you express agree to pay KLA-Tencor a pro-rated amount of the total remaining money owed on the first of each month beginning with the first month after termination of your employment until all sums owed by you are fully repaid.